Exhibit 3.3
      Industry Canada                                                          Industrie Canada

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Nortel Networks Corporation/

Corporation Nortel Networks
375438-3

Name of corporation-Dénomination de la société

Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:
Je certifie que les statuts de la société susmentionnée ont été modifiés:

a)	under section 13 of the Canada Business Corporations Act in accordance with the attached notice;

b)	under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;

c)	under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;

d)	under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;
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a)	en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à1’avis ci-joint;

b)	en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c)	en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d)	en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

Richard G. Shaw
Director - Directeur
November 9, 2006/le 9 novembre 2006
Date of Amendment - Date de modification

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	FORM ULAIRE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 — Name of the Corporation Dénomination sociate de la société	2 — Corporation No. No de la société

Nortel Networks Corporation/Corporation Nortel Networks	375438-3

3 — The articles of the above-named corporation are amended as follows:	Les statuts de fa société mentionnée ci-dessus sont modifiés de la facon suivanate:

Effective as at 12:01:01 a.m., (Toronto time) on December 1, 2006, the authorized capital of the Corporation shall be altered by consolidating all of the issued and outstanding common shares of the Corporation without par value on the basis of one post-consolidation share for every ten pre-consolidation shares.
The Corporation shall pay to registered shareholders who would otherwise be entitled to a fractional share as a result of such consolidation a cash amount equal to the product obtained by multiplying the fraction by the average closing price of the common shares of the Corporation (as adjusted to reflect the consolidation) on the New York Stock Exchange for the ten trading days immediately prior to the effective date of the consolidation or if such price or prices are not available, the fractional share payment shall be based on such other price or prices as determined by the board of directors of the Corporation in its sole discretion. The Corporation shall pay to those shareholders whose latest address as shown in the records of the Corporation is in Canada, the Canadian dollar equivalent of any fractional share payment to which such shareholders are entitled, converting such payments from United States dollars into Canadian dollars based upon the noon spot rate published by the Bank of Canada on the business day immediately prior to the effective date of the consolidation.
To the extent permitted under applicable law, the right to receive payment of any amount in respect of a fractional share interest shall expire on the third anniversary date of the effective date of the consolidation, and any amounts payable in respect of fractional share interests which remain unclaimed on such date shall be forfeited to the Corporation.
Avec prise dàeffet. 0 h 1 min 1 s (heure de Toronto) le ler décembre 2006, le capital autorisé de la Société sera modifié au moyen du regroupement de toutes les actions ordinaires émises et en circulation sans valeur nominale de la Société a raison d’une action postregroupement pour chaque tranche de dix actions préregroupement.
La Société versera aux actionnaires inscrits qui seraient autrement fondés a recevoir une fraction d’action par suite de ce regroupement une somme en espéces égale au produit obtenu en multipliant la fraction par le cour de clôture moyen des actions ordinaires de la Société (ajusté pour tenir compte du regroupement d’actions) à la Bourse de New York pendant la période de dix jours de négociation précédant la date de prise d’effet du regroupement ou, si ce ou ces cours ne sont pas disponibles, le paiement à l’égard de la fraction d’action sera fondé sur le ou les autres cours pouvant étre déterminés par le Conseil d’administration de la Société, à son entiére satisfaction. La Société versera aux actionnaires dont la derniére adresse figurant dans ses registres se trouve au Canada l’équivalent en dollars canadiens de tout paiement auquel ces actionnaires ont droit pour leur fraction d’action, aprés avoir converti en dollars canadiens les paiements libellés en dollars américains au cours du comptant à midi publié par Ia Banque du Canada le jour ouvrable précédant la date de prise d’effet du regroupement.
Dans la mesure permise par les lois applicables, le droit au paiement de tout montant à légard d’une fraction d’action expirera au troisiéme anniversaire de la date de prise d’effet du regroupement et les actionnaires perdront toutes les sommes payables relativement aux fractions d’action qui n’auront pas été réclamées a cette date, lesquelles seront retournées a la Société.

Signature /s/ Gordon A. Davies	Printed Name - Nom en lettres moutées Gordon A. Davies	4 — Capacity of - En qualité de General Counsel — Corporate and	5 — Tel. No. - No de tel. 905-863-1144
Corporate Secretary

FOR DEPARTMENTAL USE ONLY — Á L’USAGE DU MINISTÈRE SEULEMENT
IC 3069 (2003/06)
R9 NOV’06 10:32